Exhibit 99.1

[Form of Option Grant Commitment Letter]

Dear [Key Employee]:

The Company considers you an important contributor to its future success and it recognizes the uncertainties that accompany the present circumstances referred to in the Company’s public disclosures.

The Compensation Committee of the Board of Directors (the “Committee”) has determined that employee stock options are appropriate at this time. Because current public financial statements of the Company are not available, however, the Company is not regularly granting stock options. As a result, the Committee has approved a commitment by the Company to make a grant of stock options to you when the Company is current in its public reporting obligations, but with a vesting schedule that gives you credit for your service from today through the actual grant date of the options. The purpose of this letter agreement is to document that commitment.

If you remain employed by the Company (or one of our subsidiaries) through the Grant Date described below, on the Grant Date the Company will grant you stock options for the purchase of [       ] shares of Company common stock (subject to customary adjustments for any stock splits, reverse stock splits, stock dividends or any similar changes in capitalization that may occur).

The grant will be made to you under the terms and conditions of the Company’s 2000 Incentive Plan, as amended (the “Plan”) and the terms of the Company’s standard form of employee stock option agreement that will be issued to you once the options have actually been granted.

The “Grant Date” will be the third New York Stock Exchange trading day that follows the business day on which the Company is again current in its financial statement reporting obligations to the Securities and Exchange Commission (which is currently expected to be when the Company files its Annual Report on Form 10-K for its fiscal year ended June 30, 2007, and any then past due financial report for a subsequent fiscal quarter), provided that if such date is within 15 days prior to the close of a Company fiscal quarter or is subsequent to the close of a Company fiscal quarter but prior to the Company’s filing with the SEC of its periodic or annual report on Form 10-Q or Form 10-K for such quarter, then on the third business day following the filing of such report with the SEC. The per share exercise price of the option will be the Fair Market Value on the Grant Date as defined in the Plan.

The options will be subject to the Company’s customary three-year vesting schedule and have a term of five years from the date of grant. The vesting period of the options will be set so that it commences on [October      , 2007]. For example, if the Grant Date occurs on January 15, 2008, you would already have three months of vesting service as of the actual Grant Date of the options. Except in the event of a termination for Cause, as defined in the Plan, or the expiration of the term of the options, you will be provided one year following your termination of employment with the Company in which to exercise the options (provided that if such one year period falls on a date on which options may not be honored by the Company, through blackout or otherwise, such one year period shall be extended to the date that is thirty days following the end of such blackout or other period).

This letter agreement shall be governed by the laws of the State of California and shall be binding upon International Rectifier Corporation, its successors and assigns.

Thank you for your continuing efforts in support of the Company. Keep up the great work! If you have any questions regarding these option grants, please call [                      ] at [                    ].

Sincerely,

Acknowledged and Agreed:      By: [Employee]